Exhibit 99.1

Mesa Laboratories Appoints Mark Capone to its Board of Directors

Lakewood, Colorado, January 8, 2024 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa”, “we”, “us”, or “our”), a global leader in the design and manufacturing of life science tools and critical quality control solutions, today announced the appointment of Mark Capone to its Board of Directors (the “Board”), effective January 5, 2024.

Dr. John Sullivan, Ph.D., Chairman of the Board of Directors, stated: “We are pleased to welcome Mark to Mesa’s Board. Mark is an accomplished life sciences executive with significant leadership and acquisitions experience spanning biopharmaceuticals, life science tools, and clinical genomics. We believe Mark’s insights will be pivotal to Mesa’s growth strategy, and to the value Mesa brings to its customers, employees, and shareholders.”

Following Mr. Capone’s election, the Mesa Board will be comprised of 7 directors, the majority of whom are independent. The Board is committed to ongoing director refreshment and continues to consider new, qualified independent directors.

“I am honored to be joining the Board of Mesa – a high growth life sciences tools organization built around a vision to Protect the Vulnerable,” said Mark Capone. “I look forward to joining the well-respected leaders already on Mesa’s board and lending my experience to help Mesa achieve its strategic objectives.”

Mr. Capone most recently served as CEO and President of Myriad Genetics for five years. Prior to his appointment as CEO and President, he held various progressive leadership roles at Myriad Genetics, with a total tenure of 17 years at the company. During his leadership tenure, he oversaw Myriad Genetics’ growth from an early-stage pioneer in molecular diagnostics into a leading global precision medicine company. Prior to his tenure at Myriad Genetics, Mr. Capone spent 17 years with Eli Lilly and Company in positions across the entire value chain.

In addition to his executive leadership positions, Mr. Capone is a Non-Executive Director and member of the Compensation Committee for of Owlstone Medical Ltd, a breath biopsy diagnostic company focused on early detection of cancer and precision medicine, and a Non-Executive Director and member of the Audit Committee and Financing Committee of DermTech, a U.S. based company focused on early melanoma detection and other skin applications. Previously, Mr. Capone was a director at Abcam PLC, helping to guide that company through its acquisition by Danaher Corporation. Mr. Capone holds a Bachelor of Science in Chemical Engineering from Pennsylvania State University and a M.Sc. in Management and a M.Sc.in Chemical Engineering from Massachusetts Institute of Technology.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Clinical Genomics, and Calibration Solutions) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com